Exhibit 99.1

FOR IMMEDIATE RELEASE May 4, 2018	CONTACTS:
	News Media Brian Edwards	202-624-6620

	Financial Community Douglas Bonawitz	202-624-6129
WGL Holdings, Inc. Reports Second Quarter Fiscal Year 2018 Financial Results

•	Second quarter consolidated GAAP earnings per share up — $2.63 per share vs. $2.39 per share; GAAP earnings of $135.6 million

•	Second quarter non-GAAP operating earnings per share up — $2.12 per share vs. $1.87 per share; Operating earnings of $109.5 million
Consolidated Results
WGL Holdings, Inc. (NYSE: WGL), the parent company of Washington Gas Light Company (Washington Gas) and other energy-related subsidiaries, today reported net income applicable to common stock determined in accordance with generally accepted accounting principles in the United States of America (GAAP) for the quarter ended March 31, 2018, of $135.6 million, or $2.63 per share, an improvement of $12.5 million, or $0.24 per share, over net income applicable to common stock of $123.1 million, or $2.39 per share, reported for the quarter ended March 31, 2017. For the six months ended March 31, 2018, net income applicable to common stock was $273.6 million, or $5.31 per share, an improvement of $92.6 million, or $1.79 per share, over net income applicable to common stock of $181.0 million, or $3.52 per share for the same period of the prior fiscal year.

During the six months ended March 31, 2018, we are reflecting a decrease in current year tax expense from the year-over-year reduction in the corporate tax rate from 35% to 21% included in the Tax Cuts and Jobs Act (“Tax Act”) enacted in December 2017. As a result, Washington Gas began passing on to customers approximately $39.5 million, on an annual basis, through reduced rates beginning in the second fiscal quarter. We have also remeasured our accumulated deferred income tax assets and liabilities, which resulted in recording a $60.3 million income tax benefit (net) in GAAP net income. Non-GAAP operating earnings (described below) have been adjusted to eliminate the re-measurement impact on deferred income taxes of the legislation.
On a consolidated basis, WGL uses non-GAAP operating earnings (loss) to evaluate overall financial performance, and evaluates segment financial performance based on earnings before interest and taxes (EBIT) and adjusted EBIT. Operating earnings (loss) and adjusted EBIT are non-GAAP financial measures, which are not recognized in accordance with GAAP and should not be viewed as alternatives to GAAP measures of performance. Both non-GAAP operating earnings (loss) and adjusted EBIT adjust for the accounting recognition of certain transactions that we believe are not representative of the ongoing earnings of the company. Additionally, we believe that adjusted EBIT enhances the ability to evaluate segment performance because it excludes interest and income tax expense, which are affected by corporate-wide strategies such as capital financing and tax sharing allocations. Refer to “Reconciliation of Non-GAAP Financial Measures,” attached to this news release, for a more detailed discussion of management’s use of these measures and for reconciliations to GAAP financial measures.
For the quarter ended March 31, 2018, operating earnings were $109.5 million, or $2.12 per share, an improvement of $13.4 million, or $0.25 per share, over operating earnings of $96.1 million, or $1.87 per share, for the same quarter of the prior fiscal year. For the six months ended March 31, 2018, operating earnings were $204.4 million, or $3.96 per share, an improvement of $49.0 million, or $0.94 per share, over operating earnings of $155.4 million, or $3.02 per share, for the same period of the prior fiscal year.

Exhibit 99.1

Results by Business Segment

Regulated Utility

	Three Months Ended March 31,		Increase/	Six Months Ended March 31,		Increase/
(In millions)	2018	2017	(Decrease)	2018	2017	(Decrease)
EBIT	$151.1	$165.2	$(14.1)	$249.4	$267.9	$(18.5)
Adjusted EBIT	$143.6	$150.2	$(6.6)	$245.0	$241.6	$3.4

For the three and six months ended March 31, 2018, EBIT reflects lower unrealized margins associated with our asset optimization program, partially offset by the effects of colder-than-normal weather in the District of Columbia.

The comparisons of both EBIT and adjusted EBIT for the three and six months ended March 31, 2018 reflect increases related to higher customer growth and new base rates in Virginia and the District of Columbia. These comparisons reflect decreases related to: (i) lower billed and estimated utility rates associated with the pass-through of tax savings from the Tax Act*; (ii) higher operation and maintenance expenses primarily related to uncollectible accounts; and (iii) higher depreciation and amortization expense.

* This decrease is offset in income tax expense.

Retail Energy-Marketing

	Three Months Ended March 31,		Increase/	Six Months Ended March 31,		Increase/
(In millions)	2018	2017	(Decrease)	2018	2017	(Decrease)
EBIT	$15.1	$9.3	$5.8	$18.8	$38.4	$(19.6)
Adjusted EBIT	$20.0	$13.1	$6.9	$26.5	$23.0	$3.5

For the three months ended March 31, 2018, the increase in both EBIT and adjusted EBIT reflects higher realized gas margins due to increased portfolio optimization margins, partially offset by lower realized electric margins due to lower average selling prices and lower sales volume along with higher operating expenses.

For the six months ended March 31, 2018, EBIT was reduced by unrealized commodity margin losses in the current year compared to gains in the prior year. The comparisons of both EBIT and adjusted EBIT reflects higher realized gas margins due to higher portfolio optimization margins, offset by lower realized electric margins due to lower average selling prices and lower sales volume, along with higher operating expenses.

Commercial Energy Systems

	Three Months Ended March 31,		Increase/	Six Months Ended March 31,		Increase/
(In millions)	2018	2017	(Decrease)	2018	2017	(Decrease)
EBIT	$3.6	$8.5	$(4.9)	$9.2	$13.2	$(4.0)
Adjusted EBIT	$5.2	$10.3	$(5.1)	$12.5	$16.4	$(3.9)

For the three and six months ended March 31, 2018, the decrease in both EBIT and adjusted EBIT reflects lower earnings due to a decline in active projects in our energy efficiency business and higher operating expenses in our commercial distributed generation business. For the three months ended March 31, 2018, the decrease in both EBIT and adjusted EBIT also reflects lower earnings from our investment distributed generation business, including investments in tax equity partnerships.

Midstream Energy Services

	Three Months Ended March 31,		Increase/	Six Months Ended March 31,		Increase/
(In millions)	2018	2017	(Decrease)	2018	2017	(Decrease)
EBIT	$7.3	$42.0	$(34.7)	$29.5	$13.5	$16.0
Adjusted EBIT	$(2.2)	$(1.3)	$(0.9)	$26.2	$1.4	$24.8

The EBIT comparisons for both periods reflect lower mark-to-market valuations associated with long-term transportation strategies. Additionally, both the EBIT and adjusted EBIT comparisons for the three and six months ended March 31, 2018 include a $34.0 million impairment related to our investment in Constitution Pipeline Company, LLC (Constitution).

The three months ended March 31, 2018 EBIT comparison also reflects lower realized margins related to storage inventory and economic hedging transactions, which along with the lower mark-to-market valuations described above are mostly offset by higher transportation margins. The three months ended March 31, 2018 adjusted EBIT comparison reflects higher margins on both our transportation and storage strategies that mostly offset the impairment of Constitution.

For the six months ended March 31, 2018 EBIT and adjusted EBIT comparisons, higher margins on our transportation and storage strategies more than offset the impairment of Constitution.

Other Activities

	Three Months Ended March 31,		Increase/	Six Months Ended March 31,		Increase/
(In millions)	2018	2017	(Decrease)	2018	2017	(Decrease)
EBIT	$(2.2)	$(15.1)	$12.9	$(6.4)	$(16.3)	$9.9
Adjusted EBIT	$(2.0)	$(1.1)	$(0.9)	$(5.6)	$(2.3)	$(3.3)

For the three and six months ended March 31, 2018, the increase in EBIT relates to lower costs related to the planned merger with AltaGas Ltd. (AltaGas). For the three and six months ended March 31, 2018, the decrease in adjusted EBIT reflects higher internal costs related to the planned merger with AltaGas.

Intersegment Eliminations

	Three Months Ended March 31,		Increase/	Six Months Ended March 31,		Increase/
(In millions)	2018	2017	(Decrease)	2018	2017	(Decrease)
EBIT	$(4.1)	$(1.5)	$(2.6)	$(2.4)	$(0.4)	$(2.0)
Adjusted EBIT	$(4.1)	$(1.4)	$(2.7)	$(2.4)	$0.1	$(2.5)

For the three and six months ended March 31, 2018, the variance in intersegment eliminations relates primarily to timing differences between the revenue and expense recognition of renewable energy credits by Commercial Energy Systems and Retail Energy-Marketing.
Other Information
During the pendency period of the proposed merger between WGL and AltaGas, WGL will not conduct earnings calls and will not give forward year guidance. Additional information regarding financial results and recent regulatory events can be found in WGL’s and Washington Gas’ combined Form 10-Q for the fiscal quarter ended March 31, 2018, to be filed with the Securities and Exchange Commission, and which will also be available at www.wglholdings.com.

WGL, headquartered in Washington, D.C., is a leading source for clean, efficient and diverse energy solutions. With activities and assets across the U.S., WGL consists of Washington Gas, WGL Energy, WGL Midstream and Hampshire Gas. WGL provides natural gas, electricity, green power and energy services, including generation, storage, transportation, distribution, supply and efficiency. Our calling as a company is to make energy surprisingly easy for our employees, our community and all our customers. Whether you are a homeowner or renter, small business or multinational corporation, state and local or federal agency, WGL is here to provide Energy Answers. Ask Us. For more information, visit us at www.wgl.com.

Unless otherwise noted, earnings per share amounts are presented on a diluted basis, and are based on weighted average common and common equivalent shares outstanding.

Please see the attached comparative statements for additional information on our operating results. Also attached to this news release are reconciliations of non-GAAP financial measures.

Forward-Looking Statements
This news release and other statements by us include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the outlook for earnings, revenues, dividends and other future financial business performance, strategies, financing plans, legal developments relating to Antero Resources Corporation (Antero), our investment in Constitution, AltaGas’s proposed acquisition of our company and other expectations. Forward-looking statements are typically identified by words such as, but are not limited to, “estimates,” “expects,” “anticipates,” “intends,” “believes,” “plans,” and similar expressions, or future or conditional verbs such as “will,” “should,” “would,” and “could.” Although we believe such forward-looking statements are based on reasonable assumptions, we cannot give assurance that every objective will be achieved. Forward-looking statements speak only as of the date of this release, and we assume no duty to update them. Factors that could cause actual results to differ materially from those expressed or implied include, but are not limited to, general economic conditions, the possibility that the closing of the proposed merger with AltaGas may not occur or may be delayed; litigation related to the proposed AltaGas transaction or limitations or restrictions imposed by regulatory authorities that may delay or negatively impact the proposed transaction; the potential loss of customers, employees or business partners as a result of the transaction and the factors discussed under the “Risk Factors” heading in our most recent annual report on Form 10-K and quarterly reports on Form 10-Q and other documents that we have filed with, or furnished to, the U.S. Securities and Exchange Commission.

WGL Holdings, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)

(In thousands)	March 31, 2018	September 30, 2017
ASSETS
Property, Plant and Equipment
At original cost	$6,199,912	$6,143,841
Accumulated depreciation and amortization	(1,552,274)	(1,513,790)
Net property, plant and equipment	4,647,638	4,630,051
Current Assets
Cash and cash equivalents	46,319	8,524
Accounts receivable, net	730,563	553,312
Storage gas	76,199	243,984
Derivatives and other	167,943	180,069
Total current assets	1,021,024	985,889
Deferred Charges and Other Assets	1,178,164	1,010,069
Total Assets	$6,846,826	$6,626,009
CAPITALIZATION AND LIABILITIES
Capitalization
WGL Holdings common shareholders’ equity	$1,721,772	$1,502,690
Non-controlling interest	6,868	6,851
Washington Gas Light Company preferred stock	28,173	28,173
Total equity	1,756,813	1,537,714
Long-term debt	1,879,304	1,430,861
Total capitalization	3,636,117	2,968,575
Current Liabilities
Notes payable and current maturities of long-term debt	524,833	809,844
Accounts payable and other accrued liabilities	358,046	423,824
Derivatives and other	270,918	255,320
Total current liabilities	1,153,797	1,488,988
Deferred Credits	2,056,912	2,168,446
Total Capitalization and Liabilities	$6,846,826	$6,626,009

WGL Holdings, Inc.
Condensed Consolidated Statements of Income
(Unaudited)

	Three Months Ended March 31,		Six Months Ended March 31,
(In thousands, except per share data)	2018	2017	2018	2017
OPERATING REVENUES
Utility	$523,480	$466,270	$898,470	$793,333
Non-utility	362,971	375,480	640,421	657,904
Total Operating Revenues	886,451	841,750	1,538,891	1,451,237
OPERATING EXPENSES
Utility cost of gas	196,757	134,458	319,030	209,958
Non-utility cost of energy-related sales	287,204	301,780	512,706	554,666
Operation and maintenance	112,556	118,261	214,782	218,978
Depreciation and amortization	40,722	39,110	81,707	74,393
General taxes and other assessments	55,039	50,544	99,926	90,932
Total Operating Expenses	692,278	644,153	1,228,151	1,148,927
OPERATING INCOME	194,173	197,597	310,740	302,310
Equity in earnings of unconsolidated affiliates	(27,414)	7,344	(21,522)	7,609
Other expenses — net	(391)	(1,953)	(1,171)	(1,475)
Interest expense	7,637	14,255	27,834	30,490
INCOME BEFORE TAXES	158,731	188,733	260,213	277,954
INCOME TAX EXPENSE (BENEFIT)	27,223	70,778	(3,887)	104,232
NET INCOME	$131,508	$117,955	$264,100	$173,722
Net loss attributable to non-controlling interest	(4,372)	(5,439)	(10,150)	(7,974)
Dividends on Washington Gas Light Company preferred stock	330	330	660	660
NET INCOME APPLICABLE TO COMMON STOCK	$135,550	$123,064	$273,590	$181,036
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
Basic	51,358	51,217	51,336	51,192
Diluted	51,577	51,476	51,561	51,458
EARNINGS PER AVERAGE COMMON SHARE
Basic	$2.64	$2.40	$5.33	$3.54
Diluted	$2.63	$2.39	$5.31	$3.52
The following table reconciles EBIT by operating segment to net income (loss) applicable to common stock.

	Three Months Ended March 31,		Six Months Ended March 31,
(In thousands)	2018	2017	2018	2017
EBIT:
Regulated utility	151,069	165,171	249,434	267,888
Retail energy-marketing	15,104	9,255	18,846	38,440
Commercial energy systems	3,562	8,547	9,209	13,210
Midstream energy services	7,306	41,993	29,491	13,509
Other activities	(2,185)	(15,067)	(6,356)	(16,265)
Intersegment eliminations	(4,116)	(1,472)	(2,427)	(364)
Total	170,740	208,427	298,197	316,418
Interest expense	7,637	14,255	27,834	30,490
Income tax expense (benefit)	27,223	70,778	(3,887)	104,232
Dividends on Washington Gas preferred stock	330	330	660	660
Net income applicable to common stock	135,550	123,064	273,590	181,036

WGL Holdings, Inc.
Consolidated Financial and Operating Statistics
(Unaudited)

FINANCIAL STATISTICS

	Twelve Months Ended March 31,
	2018	2017
Closing Market Price — end of period	$83.65	$82.53
52-Week Market Price Range	$86.45 - $81.22	$83.58 - $58.69
Price Earnings Ratio	15.0	24.1
Annualized Dividends Per Share	$2.06	$2.04
Dividend Yield	2.5%	2.5%
Return on Average Common Equity	17.5%	11.9%
Total Interest Coverage (times)	4.9	5.7
Book Value Per Share — end of period	$33.52	$30.03
Common Shares Outstanding — end of period (thousands)	51,359	51,219

WGL Holdings, Inc.
Consolidated Financial and Operating Statistics
(Unaudited)

UTILITY GAS STATISTICS

	Three Months Ended March 31,				Six Months Ended March 31,				Twelve Months Ended March 31,
(In thousands)	2018		2017		2018		2017		2018		2017
Operating Revenues
Gas Sold and Delivered
Residential — Firm	$338,074		$297,406		$570,563		$495,427		$760,342		$663,189
Commercial and Industrial — Firm	76,152		60,624		126,208		105,971		176,325		146,422
Commercial and Industrial — Interruptible	1,390		1,099		1,868		1,653		2,454		2,228
	415,616		359,129		698,639		603,051		939,121		811,839
Gas Delivered for Others
Firm	78,287		86,024		140,729		142,099		207,618		206,413
Interruptible	20,578		14,369		35,110		29,139		55,702		46,879
Electric Generation	378		201		781		576		1,536		1,599
	99,243		100,594		176,620		171,814		264,856		254,891
	514,859		459,723		875,259		774,865		1,203,977		1,066,730
Other	8,621		6,547		23,211		18,468		44,497		39,416
Total	$523,480		$466,270		$898,470		$793,333		$1,248,474		$1,106,146

	Three Months Ended March 31,				Six Months Ended March 31,				Twelve Months Ended March 31,
(In thousands of therms)	2018		2017		2018		2017		2018		2017
Gas Sales and Deliveries
Gas Sold and Delivered
Residential — Firm	361,209		286,159		584,977		493,641		691,616		609,576
Commercial and Industrial — Firm	91,490		66,898		150,378		124,619		200,196		167,742
Commercial and Industrial — Interruptible	1,470		1,465		2,036		2,279		2,312		2,999
	454,169		354,522		737,391		620,539		894,124		780,317
Gas Delivered for Others
Firm	222,909		182,743		381,446		344,325		532,151		493,385
Interruptible	77,191		75,572		148,833		139,735		251,643		233,214
Electric Generation	19,771		13,229		51,845		36,828		102,628		225,701
	319,871		271,544		582,124		520,888		886,422		952,300
Total	774,040		626,066		1,319,515		1,141,427		1,780,546		1,732,617
Utility Gas Purchase Expense (excluding asset optimization)	45.67	¢	43.94	¢	44.26	¢	40.17	¢	39.04	¢	35.15	¢
HEATING DEGREE DAYS
Actual	2,106		1,727		3,441		2,923		3,645		4,651
Normal	2,099		2,098		3,410		3,416		3,711		5,525
Percent Colder (Warmer) than Normal	0.3%		(17.7)%		0.9%		(14.4)%		(1.8)%		(15.8)%
Average Active Customer Meters	1,172,365		1,154,427		1,169,572		1,151,289		1,164,162		1,148,092
WGL ENERGY SERVICES
Natural Gas Sales
Therm Sales (thousands of therms)	247,400		269,100		446,300		489,600		649,900		734,800
Number of Customers (end of period)	112,500		122,800		112,500		122,800		112,500		122,800
Electricity Sales
Electricity Sales (thousands of kWhs)	2,875,600		3,048,300		5,677,000		6,151,500		11,773,800		13,123,000
Number of Accounts (end of period)	106,200		121,200		106,200		121,200		106,200		121,200
WGL ENERGY SYSTEMS
Megawatts in service	238		200		238		200		238		200
Megawatt hours generated	66,071		57,695		128,129		106,449		311,391		240,007

WGL Holdings, Inc.
Reconciliation of Non-GAAP Financial Measures
(Unaudited)

The tables below reconcile operating earnings (loss) on a consolidated basis to GAAP net income (loss) applicable to common stock and adjusted EBIT on a segment basis to EBIT. Management believes that operating earnings (loss) and adjusted EBIT provide a meaningful representation of our earnings from ongoing operations on a consolidated and segment basis, respectively. These measures facilitate analysis by providing consistent and comparable measures to help management, investors and analysts better understand and evaluate our operating results and performance trends, and assist in analyzing period-to-period comparisons. Additionally, we use these non-GAAP measures to report to the board of directors and to evaluate management’s performance.
To derive our non-GAAP measures, we adjust for the accounting recognition of certain transactions (non-GAAP adjustments) based on at least one of the following criteria:

•	To better match the accounting recognition of transactions with their economics;

•	To better align with regulatory view/recognition;

•	To eliminate the effects of:

i.	Significant out of period adjustments;

ii.	Other significant items that may obscure historical earnings comparisons and are not indicative of performance trends; and

iii.	For adjusted EBIT, other items which may obscure segment comparisons.
There are limits in using operating earnings (loss) and adjusted EBIT to analyze our consolidated and segment results, respectively, as they are not prepared in accordance with GAAP and may be different than non-GAAP financial measures used by other companies. In addition, using operating earnings (loss) and adjusted EBIT to analyze our results may have limited value as they exclude certain items that may have a material impact on our reported financial results. We compensate for these limitations by providing investors with the attached reconciliations to the most directly comparable GAAP financial measures.
The following tables present the unaudited reconciliation of non-GAAP operating earnings to GAAP net income (loss) applicable to common stock (consolidated by quarter):

Fiscal Year 2018
	Quarterly Period Ended(1)
(In thousands, except per share data)	Dec. 31	Mar. 31	Jun. 30	Sept. 30	Fiscal Year
Operating earnings (loss)	$94,923	$109,485			$204,408
Non-GAAP adjustments(2)	(14,351)	10,287			(4,064)
De-designated interest rate swaps(3)	(354)	13,183			12,829
Income tax effect of non-GAAP adjustments(4)	4,956	(4,839)			117
Re-measurement impact of Tax Cuts and Jobs Act(5)	52,866	7,434			60,300
Net income (loss) applicable to common stock	$138,040	$135,550	$—	$—	$273,590
Diluted average common shares outstanding	51,549	51,577			51,561
Operating earnings (loss) per share	$1.84	$2.12			$3.96
Per share effect of non-GAAP adjustments	0.84	0.51			1.35
Diluted earnings (loss) per average common share	$2.68	$2.63			$5.31
Fiscal Year 2017
	Quarterly Period Ended(1)
(In thousands, except per share data)	Dec. 31(6)	Mar. 31	Jun. 30	Sept. 30	Fiscal Year
Operating earnings (loss)	$59,362	$96,087			$155,449
Non-GAAP adjustments(2)	(2,324)	38,468			36,144
De-designated interest rate swaps(3)	—	2,516			2,516
Income tax effect of non-GAAP adjustments(4)	934	(14,007)			(13,073)
Net income (loss) applicable to common stock	$57,972	$123,064	$—	$—	$181,036
Diluted average common shares outstanding	51,445	51,476			51,458
Operating earnings (loss) per share	$1.15	$1.87			$3.02
Per share effect of non-GAAP adjustments	(0.02)	0.52			0.50
Diluted earnings (loss) per average common share	$1.13	$2.39			$3.52

WGL Holdings, Inc.
Reconciliation of Non-GAAP Financial Measures
(Unaudited)

(1) Quarterly earnings per share may not sum to year-to-date or annual earnings per share as quarterly calculations are based on weighted average common and common equivalent shares outstanding, which may vary for each of those periods.

(2) Refer to the reconciliations of adjusted EBIT to EBIT below for further details on our non-GAAP adjustments. Note that non-GAAP adjustments associated with interest expense or income taxes are shown separately and are not included in the reconciliation from adjusted EBIT to EBIT.

(3) Non-GAAP adjustment related to mark-to-market valuations on forward starting interest rate swaps associated with anticipated future financing. Due to certain covenants in our merger agreement with AltaGas, it is no longer probable that the 30-year debt issuance that the swaps were originally intended to hedge will occur. However, we believe that some form of financing will continue to be required. The hedges were de-designated in January 2017 and settled in January 2018 for $13.8 million.

(4) Non-GAAP adjustments are presented on a gross basis and the income tax effects of those adjustments are presented separately. The income tax effects of non-GAAP adjustments, both current and deferred, are calculated at the individual company level based on the applicable composite tax rate for each period presented, with the exception of transactions not subject to income taxes. Additionally, the income tax effect of non-GAAP adjustments includes investment tax credits related to distributed generation assets.

(5) In December 2017, the Tax Cuts and Jobs Act was signed into law, resulting in, among other effects, a reduction in the corporate tax rate from 35% to 21%. This resulted in a net deferred tax benefit of $52.9 million. An additional true up provision of $7.4 million was recorded in March 2018. This adjustment only reflects the re-measurement impact and not the effect on ongoing earnings of the lower tax rate.

(6) Non-GAAP measures for the quarter ended December 31, 2016 have been recast to include $6.8 million of losses associated with the index price used in certain gas purchases from Antero. The index price used to invoice these purchases had been the subject of an arbitration proceeding; however, in February 2017, the arbitral tribunal ruled in favor of Antero.

WGL Holdings, Inc.
Reconciliation of Non-GAAP Financial Measures
(Unaudited)

The following tables summarize non-GAAP adjustments by operating segment and present reconciliations of adjusted EBIT to EBIT. EBIT is defined as earnings before interest and taxes, less amounts attributable to non-controlling interest. Items we do not include in EBIT are interest expense, inter-company financing activity, dividends on Washington Gas preferred stock, and income taxes.

Three Months Ended March 31, 2018
(In thousands)	Regulated Utility	Retail Energy- Marketing	Commercial Energy Systems	Midstream Energy Services	Other Activities	Eliminations	Total
Adjusted EBIT	143,604	20,000	5,232	(2,231)	(2,049)	(4,103)	$160,453
Non-GAAP adjustments:
Unrealized mark-to-market valuations on energy-related derivatives(a)	12,292	(4,896)	—	2,122	—	(13)	9,505
Storage optimization program(b)	(2,968)	—	—	—	—	—	(2,968)
DC weather impact(c)	(1,859)	—	—	—	—	—	(1,859)
Distributed generation asset related investment tax credits(d)	—	—	(1,670)	—	—	—	(1,670)
Change in measured value of inventory(e)	—	—	—	7,415	—	—	7,415
Merger related costs(f)	—	—	—	—	(136)	—	(136)
Total non-GAAP adjustments	$7,465	$(4,896)	$(1,670)	$9,537	$(136)	$(13)	$10,287
EBIT	$151,069	$15,104	$3,562	$7,306	$(2,185)	$(4,116)	$170,740

Three Months Ended March 31, 2017
(In thousands)	Regulated Utility	Retail Energy- Marketing	Commercial Energy Systems	Midstream Energy Services	Other Activities	Eliminations	Total
Adjusted EBIT	$150,223	$13,149	$10,312	$(1,252)	$(1,061)	$(1,412)	$169,959
Non-GAAP adjustments:
Unrealized mark-to-market valuations on energy-related derivatives(a)	21,050	(3,894)	—	23,658	—	(60)	40,754
Storage optimization program (b)	866	—	—	—	—	—	866
DC weather impact(c)	(6,968)	—	—	—	—	—	(6,968)
Distributed generation asset related investment tax credits(d)	—	—	(1,765)	—	—	—	(1,765)
Change in measured value of inventory(e)	—	—	—	19,587	—	—	19,587
Merger related costs (f)	—	—	—	—	(11,905)	—	(11,905)
Third-party guarantee (g)	—	—	—	—	(2,101)	—	(2,101)
Total non-GAAP adjustments	$14,948	$(3,894)	$(1,765)	$43,245	$(14,006)	$(60)	$38,468
EBIT	$165,171	$9,255	$8,547	$41,993	$(15,067)	$(1,472)	$208,427

WGL Holdings, Inc.
Reconciliation of Non-GAAP Financial Measures
(Unaudited)

Six Months Ended March 31, 2018
(In thousands)	Regulated Utility	Retail Energy- Marketing	Commercial Energy Systems	Midstream Energy Services	Other Activities	Eliminations	Total
Adjusted EBIT	$244,954	$26,534	$12,546	$26,226	$(5,563)	$(2,436)	$302,261
Non-GAAP adjustments:
Unrealized mark-to-market valuations on energy-related derivatives(a)	10,846	(7,688)	—	2,243	—	9	5,410
Storage optimization program(b)	(3,429)	—	—	—	—	—	(3,429)
DC weather impact(c)	(2,937)	—	—	—	—	—	(2,937)
Distributed generation asset related investment tax credits(d)	—	—	(3,337)	—	—	—	(3,337)
Change in measured value of inventory(e)	—	—	—	1,022	—	—	1,022
Merger related costs(f)	—	—	—	—	(793)	—	(793)
Total non-GAAP adjustments	$4,480	$(7,688)	$(3,337)	$3,265	$(793)	$9	$(4,064)
EBIT	$249,434	$18,846	$9,209	$29,491	$(6,356)	$(2,427)	$298,197

Six Months Ended March 31, 2017
(In thousands)	Regulated Utility	Retail Energy- Marketing	Commercial Energy Systems	Midstream Energy Services	Other Activities	Eliminations	Total
Adjusted EBIT	$241,603	$23,044	$16,384	$1,409	$(2,259)	$93	$280,274
Non-GAAP adjustments:
Unrealized mark-to-market valuations on energy-related derivatives(a)	36,486	15,396	—	13,981	—	(457)	65,406
Storage optimization program (b)	202	—	—	—	—	—	202
DC weather impact(c)	(10,403)	—	—	—	—	—	(10,403)
Distributed generation asset related investment tax credits(d)	—	—	(3,174)	—	—	—	(3,174)
Change in measured value of inventory(e)	—	—	—	(1,881)	—	—	(1,881)
Merger related costs (f)	—	—	—	—	(11,905)	—	(11,905)
Third-party guarantee (g)	—	—	—	—	(2,101)	—	(2,101)
Total non-GAAP adjustments	$26,285	$15,396	$(3,174)	$12,100	$(14,006)	$(457)	$36,144
EBIT	$267,888	$38,440	$13,210	$13,509	$(16,265)	$(364)	$316,418

Footnotes:

(a)
Adjustments to eliminate unrealized mark-to-market gains (losses) for our energy-related derivatives for our regulated utility and retail energy-marketing operations as well as certain derivatives related to the optimization of transportation capacity for the midstream energy services segment. With the exception of certain transactions related to the optimization of system capacity assets as discussed in footnote (b) below, when these derivatives settle, the realized economic impact is reflected in our non-GAAP results, as we are only removing interim unrealized mark-to-market amounts.

(b)
Adjustments to shift the timing of storage optimization margins for the regulated utility segment from the periods recognized for GAAP purposes to the periods in which such margins are recognized for regulatory sharing purposes. In addition, lower-of-cost or market adjustments related to system and non-system storage optimization are eliminated for non-GAAP reporting because the margins will be recognized for regulatory purposes when the withdrawals are made at the unadjusted historical cost of storage inventory.

(c)
Eliminates the estimated financial effects of warm or cold weather in the District of Columbia, as measured consistent with our regulatory tariff. Washington Gas has regulatory weather protection mechanisms in Maryland and Virginia designed to neutralize the estimated financial effects of weather. Utilization of normal weather is an industry standard, and it is our practice to evaluate our rate-regulated revenues by utilizing normal weather and to provide estimates and guidance on the basis of normal weather.

(d)
To reclassify the amortization of deferred investment tax credits from income taxes to operating income for the commercial energy systems segment. These credits are a key component of the operating success of this segment and therefore are included within adjusted EBIT to help management and investors better assess the segment’s performance.

(e)
For our midstream energy services segment, adjustments to reflect storage inventory at market or at a value based on the price used to value the physical forward sales contract that is economically hedging the storage inventory. Adjusting our storage optimization inventory in this fashion better aligns the settlement of both our physical and financial transactions and allows investors and management to better analyze the results of our non-utility asset optimization strategies. Additionally, this adjustment also includes the net effect of certain sharing mechanisms on the difference between the changes in our non-GAAP storage inventory valuations and the unrealized gains and losses on derivatives not subject to non-GAAP adjustments.

(f)	Adjustment to eliminate external costs associated with the proposed merger with AltaGas.

(g)	Guarantee on behalf of a third party associated with a solar investment.